Exhibit 1

JOINT FILING AGREEMENT PURSUANT TO RULE 13d-1

This agreement is made pursuant to Rule 13d-1(b)(1)(ii)(J) and Rule 13d-1(k)(1) under the Securities Exchange Act of 1934 (the “Act”) by and among the parties listed below, each referred to herein as a “Joint Filer.” The Joint Filers agree that a statement of beneficial ownership as required by Sections 13(g) or 13(d) of the Act and the Rules thereunder may be filed on each of their behalf on Schedule 13G or 13D, as appropriate, and that said joint filing may thereafter be amended by further joint filings. The Joint Filers state that they each satisfy the requirements for making a joint filing under Rule 13d-1. This agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together constitute a single contract. Delivery of an executed counterpart of this agreement by telecopy or electronic transmission shall be as effective as delivery of a manually executed counterpart of this agreement.

HBMA HOLDINGS, INC.

Dated: June 6, 2008	By:	/s/ Michael H. Hyer
Name: Michael H. Hyer
Title: Vice President

Dated: June 2, 2008	By:	/s/ A. Merckle
Name: Adolf Merckle

Dated: June 2, 2008	By:	/s/ Ruth Merckle
Name: Ruth Merckle

Dated: June 3, 2008	By:	/s/ T. Merckle
Name: Tobias Merckle

Dated: June 4, 2008	By:	/s/ Ph. Merckle
Name: Dr. Philipp Merckle

Dated: June 2, 2008	By:	/s/ Jutta Breu
Name: Jutta Breu, nee Merckle

Dated: June 2, 2008	By:	/s/ L. Merckle
Name: Ludwig Merckle